Exhibit 99.1

Logan Ridge Finance Corporation Announces Fourth Quarter and Full Year 2022 Financial Results

March 9, 2023

Reports a Strong Fourth Quarter with Net Investment Income of $0.23 Per Share, Which Marks its Second Consecutive Quarter of Positive Net Investment Income and More Than Triples the Net Investment Income Reported in the Prior Quarter

Restores Quarterly Distribution; Announces $0.18 Per Share Distribution for the First Quarter of 2023

Board of Directors Authorizes a $5.0 Million Share Repurchase Program

NEW YORK, March 09, 2023 (GLOBE NEWSWIRE) – Logan Ridge Finance Corporation (“Logan Ridge”, “LRFC” or the “Company”) (Nasdaq: LRFC) announced today its financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Highlights

•	Reported positive Net Investment Income (“NII”) of $0.6 million or $0.23 per share, which marks the Company’s second consecutive quarter of positive NII.

•	Net asset value decreased to $35.04 per share as of December 31, 2022 from $36.21 per share in the prior quarter.

•

The Company made approximately $23.9 million of investments and had approximately $10.2 million in repayments and sales of investments, resulting in net deployment of approximately $13.7 million for the quarter.

•	Successfully exited legacy investment on non-accrual status, BigMouth, Inc., which resulted in a realized gain of $0.1 million and the full recovery of the Company’s cost basis.

•

Successfully exited legacy equity investments in LJS Partners, LLC and Burke America Parts Group, LLC for proceeds of $6.1 million during the fourth quarter of 2022, generating a net realized gain of $4.4 million.

Full Year 2022 Milestones

•	Achieved positive NII during the third and fourth quarters of 2022.

•

Successfully exited legacy non-yielding equity interests in U.S. BioTek Laboratories, LLC (Class D only), Eastport Holdings, LLC, Vology, Inc., LJS Partners, LLC and Burke America Parts Group, LLC, for aggregate proceeds of $25.3 million during the year ended 2022, generating a net realized gain of $15.1 million.

•

Reduced the non-yielding equity portfolio to 16.3% and 14.2% of the Company’s total investment cost and fair value, respectively, as of December 31, 2022, compared to 27.2% and 32.6% of the Company’s total investment cost and fair value, respectively, as of December 31, 2021.

•	There have been no new investments on non-accrual status since Mount Logan Management LLC became the Company’s investment adviser on July 1, 2021.

•	Refinanced the legacy debt capital structure, materially lowering the Company’s cost of debt capital. As a result, the Company has no near-term maturities, substantially de-risking the balance sheet.

•	Increased the yield on our debt portfolio by over 230 basis points, adding momentum to our earnings.

Subsequent Events

•

On March 6, 2023, the Company’s Board of Directors authorized a new share repurchase program, whereby the Company may repurchase up to an aggregate of $5.0 million of its outstanding common shares in the open market. Unless extended or discontinued by the Company’s Board of Directors, the repurchase program will terminate on March 31, 2024. The repurchase program may be extended, modified or discontinued at any time for any reason without prior notice. The repurchase program does not obligate the Company to acquire any specific number of shares, and all repurchases will be made in accordance with SEC Rule 10b-18 and accomplished through a Rule 10b5-1 plan, which sets certain restrictions on the method, timing, price and volume of share repurchases.

•	On March 6, 2023, the Company’s Board of Directors approved a distribution of $0.18 per share payable on March 31, 2023 to stockholders of record as of March 20, 2023.

Management Commentary

Ted Goldthorpe, Chief Executive Officer and President of LRFC, said, “I am very proud of what we achieved during 2022, which was a transformative year for the Company and the first full fiscal year under Mount Logan Management’s stewardship. During the year, we took steps to reposition the Company’s investment portfolio, making substantial progress on our goal to rotate out of the non-income producing legacy equity exposure, reducing non-accruals, significantly increasing the portfolio’s diversification and growing the Company’s exposure to credits originated by the BC Partners Credit platform. Further, we have materially lowered the Company’s cost of debt capital, after successfully refinancing the entire legacy debt capital structure we inherited. More importantly, Management did all of this against the backdrop of particularly challenging and uncertain market conditions. As a result, the Company reported a second consecutive quarter of positive net investment income and the Company’s Board has restored Logan Ridge’s quarterly distribution, declaring a distribution of $0.18 per share for the first quarter of 2023. Going forward, we will continue to focus on maximizing the earnings power of the Company’s stronger balance sheet and more efficient capital structure to further increase shareholder total returns. After a pivotal 2022, we enter 2023 in a strong position to continue our work transitioning the Company to a more stable, higher earning and higher dividend paying BDC.”

Selected Financial Highlights

•	Total investment income for the year ended December 31, 2022 decreased by $1.8 million, to $14.9 million, compared to the prior year, primarily as a result of a smaller portfolio.

•	Net investment loss for the year was $1.2 million as compared to a loss of $3.6 million in 2021.

•

Total operating expenses for 2022 declined to $16.1 million as compared to $20.3 million in 2021, primarily due to lower interest and financing expenses as result of a smaller portfolio and a lower cost of debt capital.

•	Net asset value as of December 31, 2022 was $95.0 million, or $35.04 per share, as compared to $107.1 million, or $39.48 per share, as of December 31, 2021.

•	Cash and cash equivalents as of December 31, 2022 were $6.8 million as compared to $39.1 million as of December 31, 2021.

•

The investment portfolio as of December 31, 2022 consisted of investments in 59 portfolio companies with a fair value of approximately $203.6 million. This compares to 40 portfolio companies with a fair value of approximately $198.2 million as of December 31, 2021.

•

Deployments remained strong: During the year ended December 31, 2022, we made approximately $107.7 million of investments and had approximately $94.0 million in repayments and sales of investments, resulting in net deployment of approximately $13.7 million for the year. During the year ended December 31, 2021, we made approximately $89.4 million of investments and had approximately $169.6 million in repayments and sales of investments, resulting in net repayments and sales of approximately $80.2 million for the year.

•

Debt investment portfolio: As of December 31, 2022, our debt investment portfolio represented 83.2% of the fair value of our total portfolio, with a weighted average annualized yield of approximately 10.4% (excluding the income from non-accruals and collateralized loan obligations), compared to a debt investment portfolio of approximately 67.4% with a weighted average annualized yield of approximately 8.1% (excluding the income from non-accruals and collateralized loan obligations) at December 31, 2021. As of December 31, 2022, 17.2% of the fair value of our debt investment portfolio was bearing a fixed rate of interest, compared to 22.8% of the fair value of our debt investment portfolio at December 31, 2021.

•

Non-Accruals: As of December 31, 2022, we had debt investments in one portfolio company on non-accrual status with an amortized cost and fair value of $11.9 million and $9.7 million, respectively, representing 5.4% and 4.8% of the investment portfolio’s amortized cost and fair value, respectively. As of December 31, 2021, we had debt investments in two portfolio companies on non-accrual status with an aggregate amortized cost and fair value of $12.7 million and $7.6 million, respectively, representing 6.7% and 3.8% of the investment portfolio’s amortized cost and fair value, respectively.

Results of Operations

Operating results for the years ended December 31, 2022 and 2021 were as follows (dollars in thousands):

	For the Year Ended December 31,
	2022	2021
Total investment income	$14,927	$16,754
Total expenses, net of incentive fee waiver	16,089	20,347

Net investment loss	(1,162)	(3,593)
Net realized gain (loss) on investments	13,769	(7,967)
Net change in unrealized (depreciation) appreciation on investments	(24,631)	10,667
Net realized loss on extinguishment of debt	—	(1,025)

Net decrease in net assets resulting from operations	$(12,024)	$(1,918)

Investment income

The composition of our investment income for the years ended December 31, 2022 and 2021 was as follows (dollars in thousands):

	For the Year Ended December 31,
	2022	2021
Interest income	$13,666	$14,825
Payment-in-kind interest	1,106	456
Dividend income	14	906
Other income	141	567

Total investment income	$14,927	$16,754

Fair Value of Investments

The composition of our investments as of December 31, 2022 and December 31, 2021 at amortized cost and the fair value of investments was as follows (dollars in thousands):

As of December 31, 2022	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$143,047	64.9%	$136,896	67.3%
Second Lien Debt	8,283	3.8%	6,464	3.2%
Subordinated Debt	26,571	12.0%	25,851	12.7%
Collateralized Loan Obligations	6,185	2.8%	4,972	2.4%
Joint Venture	414	0.2%	403	0.2%
Equity	36,016	16.3%	29,006	14.2%

Total	$220,516	100.0%	$203,592	100.0%

As of December 31, 2021	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$103,667	54.4%	$98,251	49.6%
Second Lien Debt	30,048	15.8%	30,190	15.2%
Subordinated Debt	5,050	2.6%	5,050	2.6%
Equity and Warrants	51,717	27.2%	64,698	32.6%

Total	$190,482	100.0%	$198,189	100.0%

Interest Rate Risk

Based on our December 31, 2022 consolidated statement of assets and liabilities, the following table shows the annual impact on net income (excluding the potential related incentive fee impact) of base rate changes in interest rates (considering interest rate floors for variable rate securities) assuming no changes in our investment and borrowing structure (dollars in thousands):

Basis Point Change	Increase (decrease) in interest income	(Increase) decrease in interest expense	Increase (decrease) in net income
Up 300 basis points	$4,459	$(1,701)	$2,758
Up 200 basis points	2,973	(1,134)	1,839
Up 100 basis points	1,486	(567)	919
Down 100 basis points	(1,486)	567	(919)
Down 200 basis points	(2,951)	1,134	(1,817)
Down 300 basis points	$(4,348)	$1,701	$(2,647)

Conference Call and Webcast

We will hold a conference call on Friday, March 10, 2023, at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2022 financial results. Stockholders, prospective stockholders, and analysts are welcome to listen to the call or attend the webcast.

To access the conference call, please dial (800) 715-9871 approximately 10 minutes prior to the start of the call. A replay of the conference call will be available from approximately 12:00 p.m. Eastern Time on March 10 through March 23. The conference ID is 8500679.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on our Company’s website www.loganridgefinance.com in the Investor Resources section under Events and Presentations. The webcast can also be accessed by clicking the following link: https://edge.media-server.com/mmc/p/wxmhir6f. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Logan Ridge Finance Corporation

Logan Ridge Finance Corporation (Nasdaq: LRFC) is a business development company that invests primarily in first lien loans and, to a lesser extent, second lien loans and equity securities issued by lower middle-market companies. The Company invests in performing, well-established middle-market businesses that operate across a wide range of industries. It employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. For more information, visit www.loganridgefinance.com.

About Mount Logan Capital Inc.

Mount Logan Capital Inc. is an alternative asset management company that is focused on public and private debt securities in the North American market. The Company seeks to source and actively manage loans and other debt-like securities with credit-oriented characteristics. The Company actively sources, evaluates, underwrites, manages, monitors, and primarily invests in loans, debt securities, and other credit-oriented instruments that present attractive risk-adjusted returns and present low risk of principal impairment through the credit cycle.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm with over $40 billion of assets under management in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. Since inception, BC Partners has completed 117 private equity investments in companies with a total enterprise value of €149 billion and is currently investing its eleventh private equity fund. For more information, please visit www.bcpartners.com.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include those risk factors detailed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC.

Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

For additional information, contact:

Logan Ridge Finance Corporation

650 Madison Avenue, 23rd Floor

New York, NY 10022

Jason Roos

Chief Financial Officer

Jason.Roos@bcpartners.com

(212) 891-5046

Lena Cati

The Equity Group Inc.

lcati@equityny.com

(212) 836-9611

Val Ferraro

The Equity Group Inc.

vferraro@equityny.com

(212) 836-9633

Logan Ridge Finance Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of December 31,
	2022	2021
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $191,435 and $131,829, respectively)	$177,268	$129,991
Affiliate investments (amortized cost of $29,081 and $49,803, respectively)	26,324	61,359
Control investments (amortized cost of zero and $8,850, respectively)	—	6,839

Total investments at fair value (amortized cost of $220,516 and $190,482, respectively)	203,592	198,189
Cash and cash equivalents	6,793	39,056
Interest and dividend receivable	1,578	929
Prepaid expenses	2,682	3,358
Receivable for unsettled trades	—	685
Other assets	65	—

Total assets	$214,710	$242,217

LIABILITIES
2022 Notes (net of deferred financing costs of zero and $46, respectively)	$—	$22,787
2022 Convertible Notes (net of deferred financing costs of zero and $167, respectively)	—	51,921
2026 Notes (net of deferred financing costs and original issue discount of $1,421 and $1,552, respectively)	48,579	48,448
2032 Convertible Notes (net of deferred financing costs and original issue discount of $1,117 and zero, respectively)	13,883	—
KeyBank Credit Facility (net of deferred financing costs of $1,322 and $353, respectively)	54,615	(353)
Management and incentive fees payable	933	1,065
Interest and financing fees payable	973	911
Payable for unsettled trades	—	9,265
Accounts payable and accrued expenses	722	1,144

Total liabilities	$119,705	$135,188

Commitments and contingencies
NET ASSETS
Common stock, par value $0.01, 100,000,000 common shares authorized, 2,711,068 and 2,711,068 common shares issued and outstanding, respectively	$27	$27
Additional paid in capital	191,038	188,846
Total distributable loss	(96,060)	(81,844)

Total net assets	$95,005	$107,029

Total liabilities and net assets	$214,710	$242,217

Net asset value per share	$35.04	$39.48

Logan Ridge Finance Corporation

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Years Ended December 31,
	2022	2021	2020
INVESTMENT INCOME
Interest income:
Non-control/non-affiliate investments	$12,732	$10,068	$16,729
Affiliate investments	706	4,368	6,580
Control investments	228	389	410

Total interest and fee income	13,666	14,825	23,719

Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	919	95	1,105
Affiliate investments	187	361	818

Total payment-in-kind interest and dividend income	1,106	456	1,923

Dividend income:
Non-control/non-affiliate investments	—	727	—
Affiliate investments	14	179	25

Total dividend income	14	906	25

Other income:
Non-control/non-affiliate investments	141	479	709
Affiliate investments	—	88	70

Total other income	141	567	779

Total investment income	14,927	16,754	26,446

EXPENSES
Interest and financing expenses	7,815	10,569	15,144
Base management fee	3,861	4,846	6,428
Directors expense	493	410	325
Administrative service fees	620	1,039	1,400
General and administrative expenses	3,300	3,483	3,091

Total expenses	16,089	20,347	26,388

NET INVESTMENT (LOSS) INCOME	(1,162)	(3,593)	58

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	17,312	(10,442)	(25,016)
Affiliate investments	1,672	2,475	1,451
Control investments	(5,215)	—	(484)

Net realized gain (loss) on investments	13,769	(7,967)	(24,049)
Net change in unrealized (depreciation) appreciation on investments:
Non-control/non-affiliate investments	(25,434)	13,058	(5,509)
Affiliate investments	(1,208)	(908)	(5,543)
Control investments	2,011	(1,483)	(559)

Net change in unrealized (depreciation) appreciation on investments	(24,631)	10,667	(11,611)

Total net realized and change in unrealized (loss) gain on investments	(10,862)	2,700	(35,660)

Net realized (loss) gain on extinguishment of debt	—	(1,025)	155

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(12,024)	$(1,918)	$(35,447)

NET DECREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC & DILUTED	$(4.44)	$(0.71)	$(13.08)
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC & DILUTED	2,711,068	2,711,068	2,709,169
DISTRIBUTIONS PAID PER SHARE	$—	$—	$1.50